Exhibit 23.2

Consent of Independent Auditors

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated February 15, 2021, with respect to the consolidated financial statements of Stagecoach Gas Services LLC incorporated by reference in Amendment No. 1 to Registration Statement (Form S-4 No. 333-261524) and related Consent Statement/Prospectus of Crestwood Equity Partners LP.

/s/ Ernst & Young LLP

Houston, Texas

December 28, 2021